Exhibit 2.7

Execution Version

VIPSHOP HOLDINGS LIMITED

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

1.50% CONVERTIBLE SENIOR NOTES DUE 2019

SECOND SUPPLEMENTAL INDENTURE

Dated as of
November 11, 2014

to

INDENTURE

Dated as of
March 17, 2014

i

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of November 11, 2014, between Vipshop Holdings Limited, an exempted company incorporated in the Cayman Islands (the “Company”) and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 17, 2014 (the “Base Indenture”), as amended by the First Supplemental Indenture dated as of March 17, 2014 (the “First Supplemental Indenture”) (the Base Indenture, as so amended, is herein called the “Indenture”), pursuant to which the Company initially issued US$632,500,000 in aggregate principal amount of their 1.50% Convertible Senior Notes due 2019 on the date of the Indenture;

WHEREAS, Section 4.09 of the First Supplemental Indenture provides that the Company will execute a supplemental indenture with the trustee in the event of any reclassification of Ordinary Shares;

WHEREAS, the Company has reclassified its Ordinary Shares into Class A Ordinary Shares and Class B Ordinary Shares, with each five (5) American Depositary Shares of the Company representing one (1) Class A Ordinary Share as of the date of this Second Supplemental Indenture, which ratio of American Depositary Shares to Class A Ordinary Shares may be adjusted from time to time;

WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01                             Relation to Indenture. This Second Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02                             Definitions. For all purposes of this Second Supplemental Indenture:

(a)                                 Capitalized terms used herein without definition shall have the meanings specified in the Indenture;

(b)                                 Headings are for convenience of reference only and do not affect interpretation; and

(c)                                  Unless otherwise defined in the Indenture or this Second Supplemental Indenture or the context otherwise requires, all terms used therein and herein, as applicable, shall have the meanings assigned to them in the Trust Indenture Act.

ARTICLE 2

AMENDMENTS TO INDENTURE

Section 2.01                             Amendments to Section 1.02(d). Section 1.02(d) of the First Supplemental Indenture is hereby amended by the addition of the following:

“Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per ordinary share, of the Company, as such shares exist on the date of this Second Supplemental Indenture.

“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per ordinary share, of the Company, as such shares exist on the date of this Second Supplemental Indenture.

Section 2.02                             Amendments to Section 1.02(d). Certain terms as defined under Section 1.02(d) of the First Supplemental Indenture are hereby amended and restated to read in their entirety as follows:

“ADSs” means American Depositary Shares of the Company issued pursuant to and governed by the Deposit Agreement, each five (5) ADSs representing one (1) Class A Ordinary Share (or the right to receive one (1) Class A Ordinary Share) as of the date of this Second Supplemental Indenture, which ratio of ADSs to Class A Ordinary Shares may be adjusted from time to time.

A “Fundamental Change” shall be deemed to have occurred if any of the following occurs:

(1)                                 a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, its Subsidiaries or its or their employee benefit plans has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Ordinary Shares (including Class A Ordinary Shares held in the form of ADSs) representing more than 50% of the voting power of all outstanding classes of Ordinary Shares entitled to vote generally in the election of the Company’s directors; or

(2)                                 (i) the Company merges or consolidates with or into any other Person, another Person merges with or into the Company and in connection therewith all or substantially all of the Class A Ordinary Shares or ADSs are exchanged for or converted into cash, securities or other property, or the Company conveys, sells, transfers or leases all or substantially all of the consolidated assets of the Company and its Subsidiaries and Consolidated Affiliated Entities, taken as a whole, in one transaction or a series of transactions, to another Person other than one of the Company’s Subsidiaries or (ii) the Company engages in any recapitalization, reclassification, binding share exchange or other transaction in which all or substantially all of the Class A Ordinary Shares or ADSs are exchanged for or converted into cash, securities or other property; provided that:

A.            a transaction described in clause (i) above pursuant to which the holders of the Company’s Ordinary Shares (including Class A Ordinary Shares held in the form of ADSs) immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction in substantially the same proportions as their respective ownership of the Company’s voting securities immediately prior to the transaction shall not be a Fundamental Change; and

B.            any merger or consolidation pursuant to clause (i) above or any transaction pursuant to clause (ii) above, in either case, which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of the Company’s outstanding Ordinary Shares (including Class A Ordinary Shares held in the form of ADSs) solely into common stock of the surviving entity or a direct or indirect parent of the surviving entity (provided that such parent owns, directly or indirectly, 100% of the equity of the surviving entity) shall not be a Fundamental Change;

(3)                                 the Company is liquidated or dissolved or holders of the Ordinary Shares approve any plan or proposal for the Company’s liquidation or dissolution;

(4)                                 if none of the ADSs, Class A Ordinary Shares represented by the ADSs, depositary receipts or shares of, or certificates representing, any common stock or equity interest into which the Notes are convertible pursuant to the terms of the Indenture, is listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors);

provided, however, that a Fundamental Change pursuant to clause (1) or clause (2) shall not be deemed to occur, in each case, if at least 90% of the consideration paid for the ADSs (excluding cash payments for fractional ADSs and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in connection with such event consists of ordinary shares, depositary receipts or other certificates representing common equity interests traded on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or that will be so traded immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction, the Notes become convertible into the Reference Property as described under Section 4.09.

“Ordinary Shares” means the Class A Ordinary Shares and Class B Ordinary Shares, par value $0.0001 per share, of the Company, as such shares exist on the date of this Second Supplemental Indenture.

“record date” means, with respect to any issuance, dividend or distribution to holders of Class A Ordinary Shares (directly or in the form of ADSs), the date fixed for determination of holders of Class A Ordinary Shares (directly or in the form of ADSs) entitled to receive such issuance, dividend or distribution (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

Section 2.03                             Amendments to Section 4. All references to “Ordinary Share” or “Ordinary Shares” in Sections 4.02, 4.05, 4.06, 4.08, 4.10 and 4.11 of the First Supplemental Indenture (other than references to the “Ordinary Shares Depositary”) are hereby amended and restated to read “Class A Ordinary Shares”.

ARTICLE 3

MISCELLANEOUS

Section 3.01                             Ratification of Indenture. This Second Supplemental Indenture is executed by the Company, and by the Trustee upon the Company’s request, pursuant to the provisions of Section 14.01 of the Base Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Second Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Second Supplemental Indenture shall govern.

Section 3.02                             Responsibility for Recitals, Etc. The recitals herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations, warranty or undertaking, express or implied, and no responsibility or liability is accepted by the Trustee as to the validity or sufficiency of this Second Supplemental Indenture or as to the accuracy or completeness of the information included or incorporated by reference in this Second Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Second Supplemental Indenture.

Section 3.03                             Severability. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, but this Second Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.04                             Successors and Assigns. This Second Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

Section 3.05                             Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

Section 3.06                             Governing Law; Waiver of Trial by Jury. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE SECOND SUPPLEMENTAL INDENTURE.

Section 3.07                             Submission to Jurisdiction. The parties hereby submit to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan in the City of New York solely for the purpose of any legal action or proceeding brought to enforce their obligations hereunder.

As long as the parties hereto have any obligation under this Second Supplemental Indenture, the Company shall have an authorized agent upon whom process may be served in any such legal action or proceeding. Service of process upon such agent and written notice of such service mailed or delivered to the Company shall to the extent permitted by law be deemed in every respect effective service of process upon the Company in any such legal action or proceeding and, if it fails to maintain such an agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder. The Company hereby initially appoints Law Debenture Corporate Services Inc. at 400 Madison Avenue, 4th Floor, New York, New York 10017,  as its agent for such purposes, and covenants and agrees that service of process in any legal action or proceeding may be made upon it at such office of such agent.

The Company irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

The Company irrevocably agrees that, should any such action or proceeding be brought against it arising out of or in connection with this Second Supplemental Indenture, no immunity (to the extent that it may now or hereafter exist, whether on the ground of sovereignty or otherwise) from such action or proceeding, from attachment (whether in aid of execution, before judgment or otherwise) of its property, assets or revenues, or from execution or judgment wherever brought or made, shall be claimed by it or on its behalf or with respect to its property, assets or revenues, any such immunity being hereby irrevocably waived by the Company to the fullest extent permitted by law.

Section 3.08                             No Adverse Interpretation of Other Agreements. This Second Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Second Supplemental Indenture.

Section 3.09                             Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

VIPSHOP HOLDINGS LIMITED

By:	/s/ Donghao Yang
Name: Donghao Yang
Title: Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
BY: DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

By:	/s/ Jeffrey Schoenfeld
Name: Jeffrey Schoenfeld
Title: Assistant Vice President

Signature Page to the Second Supplemental Indenture